Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Director Stock Purchase Plan, 2021 Associate Stock Purchase Plan, and the 2021 Associate Incentive Plan of Capital City Bank Group, Inc. of our reports dated March 1, 2021, with respect to the consolidated financial statements of Capital City Bank Group, Inc. and the effectiveness of internal control over financial reporting of Capital City Bank Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tallahassee, Florida

May 14, 2021